EXHIBIT 10.1

November 11, 2005

VIA EMAIL

Riccardo Pigliucci

Discovery Partners International, Inc.

Dear Riccardo:

This letter sets forth the substance of the agreement (“Agreement”) between you and Discovery Partners International, Inc. (the “Company”), offered to you by the Company in connection with your resignation of employment.

1.             Resignation.  Your employment with the Company, and all affiliates, subsidiaries, and/or related corporation, ventures, and entities, will terminate as a result of your resignation effective November 14, 2005 (the “Resignation Date”).  You agree and acknowledge that you resign from the Company’s Board of Directors effective as of the Resignation Date.

2.             Closing Benefits.  In consideration of your service and the release of claims contained in this Agreement, and in satisfaction and complete termination of that Key Employee Agreement of April 17, 1998 between you and the Company,  the Company hereby agrees to provide you with the following benefits on and after the Effective Date (as defined in Section 13 below) of this Agreement:

2.1          Base Salary Compensation.  Provided that this Agreement becomes effective as specified in Section 13 herein, the Company will pay to you, on the Effective Date, a sum equivalent to one year of your base salary in effect as of the Resignation Date, subject to standard payroll deductions and withholdings.

2.2          COBRA Coverage.  Provided that this Agreement becomes effective as specified in Section 13 herein, and provided that you timely elect to continue your health insurance coverage under COBRA, the Company will pay monthly premiums for continued insurance coverage for you and any family members enrolled in Company-provided group health insurance coverage as of the Resignation Date for a period of twelve (12) months.

2.3          Accelerated Vesting of Stock Award.  Provided that this Agreement becomes effective as specified in Section 13 herein, your Deferred Stock Issuance Award granted August 4, 2003 (the “Award”) shall be vested as to 56,250 shares as of the Effective Date and such shares shall be issued to you on the Effective Date (subject to withholding as described below).  Your execution of this Agreement constitutes your consent to the foregoing amendment of the Award.  By executing this Agreement, you hereby agree that any applicable federal, state, local and foreign tax withholding obligation of the Company which arises in connection with the vesting and issuance to you of the shares will be satisfied by the Company’s withholding of shares (having an aggregate value equal to the minimum statutory withholding rate) as set forth in the Award.  By executing this Agreement, you further acknowledge that you have consulted with your tax advisor regarding the tax consequences to you of the foregoing amendment of the Award.

2.4          Bonus Compensation.  Provided that this Agreement becomes effective as specified in Section 13 herein, the Company will, on the Effective Date, pay to you a bonus in the amount of seventy-five thousand dollars ($75,000.00), subject to standard deductions and withholdings.

2.5          Legal Expenses.  Provided that this Agreement becomes effective as specified in Section 13 herein, the Company will, upon submission to the Company by your lawyers of a detailed statement for professional services rendered, pay directly to such lawyers the reasonable expenses related to you securing advice and representation in connection with the negotiation and preparation of this Agreement, up to a maximum of ten thousand dollars ($10,000.00).

3.             Accrued Salary and Vacation.  On the Resignation Date, you will be paid all accrued salary, and all accrued and unused vacation, earned through the Resignation Date, subject to standard payroll deductions and withholdings.

4.             Stock Options or Awards.  Except as specifically modified by this Agreement, terms, conditions, and limitations applicable to your restricted stock award, other equity awards or options to purchase the Company’s Common Stock (“Awards”) will remain in full force and effect pursuant to the applicable agreements between you and the Company, the applicable plan documents, and any other documents applicable to such Awards.

5.             Payment Upon a Change of Control.  Provided that this Agreement becomes effective as specified in Section 13 herein, and provided that an event or transaction constituting a Change of Control as defined below shall have closed on or before June 30, 2006, the Company shall pay to you in a lump-sum within fifteen (15) business days of the closing date of the Change of Control a sum equivalent to one year of your base salary in effect as of the Resignation Date, subject to standard withholdings and deductions.

5.1          Definition.  For purposes of this Agreement, “Change of Control” means: (i) a sale or other disposition of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity and in which the stockholders of the Company immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction; (iii) a reverse merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the stockholders of the Company immediately prior to such reverse merger own less than fifty percent (50%) of the Company’s voting power immediately after the transaction; (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the voting power entitled to vote in the election of directors of the Company; or (v) in the event that the individuals who, as of the Effective Date of this Agreement, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Board.  (If the election, or nomination for election by the Company’s stockholders, of any new director of the Company is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be considered to be a member of the Incumbent Board in the future.)

5.2          Parachute Tax.

(a)           If the payment you would receive pursuant to this Section 5 (the “Payment”) (i) constitutes a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment shall be decreased (including to zero, if necessary) to equal the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax.

(b)           The accounting firm engaged by the Company for general audit purposes shall calculate the amount of the necessary reduction (if any) in the Payment pursuant to the preceding sentence.  If the accounting firm regularly engaged by the Company is unable to perform such calculations, the Board shall have the discretion to appoint another nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c)           The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you as soon as reasonably practicable after engagement.  The Company shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding on you.

6.             No Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Resignation Date.

7.             Expense Reimbursement.  You agree that, no later than December 1, 2005, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Resignation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

8.             Return of Company Property.  You agree that you will return to the Company all proprietary Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, correspondence, memoranda, notes, notebooks, drawings, books and records, plans, forecasts, reports, proposals, studies, agreements, financial information, personnel information, sales and marketing information, research and development information, systems information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part) (“Company Property”) no later than November 16, 2005.  You also represent that you will perform a good faith search to ensure that you are not in possession or control of any Company Property after such date.  Notwithstanding the foregoing, in consideration of your promises and covenants in this Agreement, you shall be permitted to keep the cell phone and laptop computer issued to you by the Company and currently in your possession, provided that you make arrangements suitable to the Company to permanently delete all Company information contained on either device.

9.             Proprietary Information Obligations.  You acknowledge that the Employee Invention and Non-Disclosure Agreement executed by you, attached hereto as Exhibit A, will remain in full force and effect.

10.          Confidentiality.  Each of you and the Company agree to hold the terms of this Agreement in strictest confidence and agree not to publicize or disclose the terms in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement in confidence to your immediate family, (b) the Company may disclose this Agreement as required by any applicable law, regulation, listing standard or rule, and (c) you and the Company may disclose this Agreement in confidence to your respective attorneys, accountants, auditors, and tax preparers.  In particular, and without limitation, you may not disclose the terms of this Agreement to any current or former Company employee or agent, other than to a Company employee authorized to negotiate the terms of this Agreement on behalf of the Company.

11.          Nondisparagement.  You agree that you will not at any time disparage the Company or any of its officers, directors, or employees, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you will respond accurately and fully to any questions, inquiry or request for information when required by legal process.  The Company will direct its officers and directors not to at any time disparage you in any manner likely to be harmful to you or your business reputation or personal reputation; provided that the Company will respond accurately and fully to any questions, inquiry or request for information when required by legal process.

12.          Release of Claims.  Provided that this Agreement becomes effective as specified in Section 13 herein, and except as otherwise provided in this Agreement, in exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement.  This general release includes, but is not limited to:  (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act (as amended), the California Labor Code, and the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”).  Notwithstanding the foregoing, this release does not extend to (i) any payments or benefits receivable or obligations incurred or specified under this Agreement, (ii) claims under the Indemnification Agreement described in Section 18 of this Agreement, (iii) any other right to indemnification based on acts in the course and scope of your employment with the Company or service as a member of the Company’s Board of Directors pursuant to applicable law or the Company’s Certificate of Incorporation or Bylaws, or (iv) any rights or coverage to which you may be entitled under the Company’s director and officer liability insurance policy(ies).

13.          ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”).  You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement and that you have so consulted; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver; and (e) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (the “Effective Date”).   You understand and agree that you will not receive the benefits provided by this Agreement unless this Agreement becomes effective.

14.          Section 1542 Waiver by You.  In granting the release herein, you hereby acknowledge that you have read and understand Section 1542 of the California Civil Code:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of claims herein.

15.          Release of Claims by the Company.  Provided that this Agreement becomes effective as specified in Section 13 herein and except as otherwise provided in this Agreement, in exchange for the promises and covenants set forth herein, the Company hereby releases, acquits, and forever discharges you, your successors, heirs, legal representatives and assigns of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or any way related to agreements, acts or conduct of yours in the good faith performance of duties within the scope of your employment by the Company at any time prior to the date upon which the Company executes this Agreement, except for (i) claims that arise out of or are based on a breach by you of this Agreement or your Employee Inventions and Non-Disclosure Agreement with the Company, (ii) claims that arise out of or are based upon fraud or embezzlement perpetrated by you against the Company, (iii) claims that arise out of or are based upon any theft perpetrated by you against the Company, (iv) claims against you that arise out of or are based upon financial or reporting misconduct involving the Company for periods ending on or before the Resignation Date, and (v) claims that arise out of or are based upon criminal behavior by you against the Company.

16.          Section 1542 Waiver by the Company.  In granting the release herein, the Company hereby acknowledges that it has read and understands Section 1542 of the California Civil Code:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  The Company hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to its release of claims herein.

17.          Removal of Legends from Stock Certificates.  The Company covenants and agrees that, promptly following your written request accompanied by appropriate and customary certificates and/or representations, as applicable, executed by you and your broker made on or after the date that is 90 days following the Resignation Date, it will cause all affiliate and related legends and other legends, as appropriate, to be removed from any stock certificates representing shares of the Company’s common stock held by you.

18.          Indemnification.  The Indemnification Agreement entered into by you and the Company, a copy of which is attached hereto as Exhibit B, shall remain in effect following the Resignation Date in accordance with the terms of such agreement.

19.          Arbitration.  To ensure rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all disputes or controversies of any nature whatsoever (with the sole exception of disputes involving enforcement of the Employee Inventions and Non-Disclosure Agreement), arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum) conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Diego, California, under the then-existing JAMS rules.  The prevailing party in such arbitration proceedings shall be entitled to recover from the other party reasonable attorneys’ fees and other recoverable costs incurred in connection with such arbitration proceeding.  Nothing in this Agreement shall prevent either party from seeking to obtain injunctive relief in court to preserve the status quo or prevent irreparable harm pending the conclusion of any such arbitration.  Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights, by Court action instead of arbitration.

20.          Miscellaneous.  This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and the authorized representative of the Board of Directors of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach.  For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.  This Agreement may be executed in counterparts or with facsimile signatures, which shall be deemed equivalent to originals.

If this Agreement is acceptable to you, please sign below and return one original to me.

I wish you all the best in your future endeavors.

Sincerely,

Discovery Partners International, Inc.

By:	/s/ Harry F. Hixson, Jr.
Harry F. Hixson, Jr., Ph.D.
Member, Board of Directors

AGREED AND ACCEPTED:

/s/ Riccardo Pigliucci	November 14, 2005
Riccardo Pigliucci	Date

EXHIBIT A

Employee Invention and Non-Disclosure Agreement

EXHIBIT B

Indemnification Agreement